                                   FORM 8-K


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              August 15, 1996
                                                --------------------------------


                        T/SF COMMUNICATIONS CORPORATION
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                       1-10263                73-1341805
- ----------------------------         ------------          -------------------
(State or other jurisdiction         (Commission              (IRS Employer
       of incorporation)             File Number)          Identification No.)

  2407 East Skelly Drive, Tulsa, Oklahoma                        74105
- --------------------------------------------               ------------------
  (Address of principal executive offices)                     (Zip code)


Registrant's telephone number, including area code        918-747-2600
                                                  ------------------------------
                                    N/A
- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)
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ITEM 2.   Acquisition or Disposition of Assets

     On August 15, 1996, the Registrant, through its wholly-owned subsidiary, T/SF Investment Co., a Delaware corporation (the "Buyer"), entered into that certain Stock Purchase Agreement (the "Purchase Agreement"), with all of the stockholders of CORSEARCH, Inc., a Delaware corporation ("CORSEARCH") based in New York, New York, whereby Buyer acquired all of the issued and outstanding capital stock of CORSEARCH. CORSEARCH is a leading provider of trademark and tradename research and information services, utilizing both proprietary and public databases.

     The Registrant paid $14,400,000 in cash and $900,000 in notes and assumed approximately $1,300,000 in additional non-operating liabilities to acquire the stock of CORSEARCH, subject to a post-closing adjustment to reflect the amount by which the CORSEARCH working capital at August 15, 1996, exceeds or is less than $200,000. In addition, the Registrant agreed to pay additional consideration in the year 2000 to the two senior managers/stockholders of CORSEARCH (Robert Frank, President, and Robert Capshaw, Vice President-Marketing), predicated upon CORSEARCH achieving certain pre-tax income levels in the years 1997, 1998 and 1999. Under this provision, these managers/stockholders and their affiliates would receive amounts determined on the following formula:

         P = M x [[0.235 (A+B+3C)] / 5] - $1,800,000

     Where under such formula:

     P = the amount payable to the managers/shareholders and their affiliates in the year 2000 (one-half of which is due on April 1, 2000, with the remainder to be evidenced by a one year note bearing interest at New York prime rate plus one percent).

     M = a multiplier, which will be not less than seven nor more than nine, determined based upon the average growth rate ("AGR") of CORSEARCH'S "net income" (as defined in the Purchase Agreement, but generally net income as determined in accordance with GAAP, but before Federal income taxes) over the three following comparison periods: 1997 compared to 1996; 1998 compared to 1997; and 1999 compared to 1998, based upon the following AGR ranges:

                                   AGR           M
                                   ---           -

                            Less than 20%       7.0
                            20.00% to 24.99%    7.5
                            25.00% to 29.99%    8.0
                            30.00% to 34.99%    8.5
                            35% or more         9.0

     A = CORSEARCH'S "net income" for 1997, less any amount by which the 1996
         "net income" for CORSEARCH is less than $2,000,000.

     B = CORSEARCH'S "net income" for 1998.

     C = CORSEARCH'S "net income" for 1999.

     The consideration paid in connection with the acquisition of CORSEARCH was determined through arm's-length negotiation between the Registrant and the stockholders of CORSEARCH. Prior to the closing of the acquisition, there were no material relationships between such stockholders and the Registrant or any of its affiliates, or any director or officer of the Registrant or any of their associates. The funds used by the Registrant came from available working capital and a $3 million advance under its credit facility with BancFirst.

     In connection with the closing of the transactions contemplated by the Purchase Agreement, CORSEARCH entered into employment agreements with Robert Frank, as President of CORSEARCH, and Robert Capshaw, as Vice President-Marketing of CORSEARCH. These employment agreements provide for base salaries, bonuses based on achieving escalating "net income" targets, and covenants not to compete. These employment agreements run through December 31, 1999.

     The Registrant intends to operate CORSEARCH as a free-standing operation in New York City, but may share some accounting, human resource and other administrative functions with other divisions and/or headquarters. The Registrant intends to continue the use of CORSEARCH'S assets in CORSEARCH'S business.


Item 7. Financial Statements and Exhibits

          (a) Financial Statements of Businesses Acquired. It is impracticable to provide any of the required financial statements at this time. The required financial statements will be filed as soon as practicable, but not later than October 29, 1996.

          (b) Pro Forma Financial Information. It is impracticable to provide any of the required pro forma financial information at this time. The required pro forma financial information will be filed with the financial statements referred to under Item 7(a) above.

          (c) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

          Exhibit Number
          --------------

          2.1.   Stock Purchase Agreement, dated August 15, 1996.

          99.1 Employment Agreement, dated August 15, 1996, by and between CORSEARCH, Inc., and Robert Frank.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         T/SF COMMUNICATIONS CORPORATION



Date:   August 30, 1996                  By:      /s/ Howard G. Barnett, Jr.
                                            ------------------------------------
                                            Howard G. Barnett, Jr.
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                        T/SF COMMUNICATIONS CORPORATION

                                 Exhibit Index


Exhibit Number

     2.1. Stock Purchase Agreement, dated as of August 15, 1996, by and among T/SF Investment Co., a Delaware corporation, and the shareholders of CORSEARCH, INC., a Delaware corporation.

     99.1 Employment Agreement, dated August 15, 1996, by and between CORSEARCH, Inc., and Robert Frank.